SECOND QUARTER 2023
FINANCIAL RESULTS AND SHAREHOLDER LETTER

CORRECTING AND REPLACING

RH REPORTS SECOND QUARTER RESULTS

In a shareholder letter released on September 7, 2023, the estimated fiscal 2023 adjusted diluted shares outstanding in the table captioned “Estimated Diluted Shares Outstanding” were incorrect due to a miscalculation. The updated estimated adjusted diluted shares outstanding for fiscal 2023 are 21.61 million, 21.66 million, 21.76 million, 21.84 million and 21.91 million shares at $318, $343, $368, $393 and $418 implied average stock prices, respectively. The miscalculation did not impact the figures for Q3 2023.

The corrected shareholder letter reads:

A LETTER FROM OUR CHAIRMAN AND CEO

RH REPORTS SECOND QUARTER RESULTS

SECOND QUARTER 2023 HIGHLIGHTS

Q2 GAAP NET REVENUES OF $800M VS. $992M LY
Q2 ADJUSTED NET REVENUES OF $800M VS. $992M LY

Q2 GAAP GROSS MARGIN OF 47.5% VS. 52.8% LY
Q2 ADJUSTED GROSS MARGIN OF 47.5% VS. 52.8% LY

Q2 GAAP OPERATING MARGIN OF 18.9% VS. 23.6% LY

Q2 ADJUSTED OPERATING MARGIN OF 20.2% VS. 24.7% LY

Q2 GAAP NET INCOME OF $76M VS. $122M LY
Q2 ADJUSTED NET INCOME OF $89M VS. $164M LY

Q2 GAAP DILUTED EPS OF $3.36 VS. $4.54 LY
Q2 ADJUSTED DILUTED EPS OF $3.93 VS. $6.12 LY

Please see the tables below for reconciliations of all GAAP to non-GAAP measures referenced in this press release.

There are no adjustments to GAAP net revenues and GAAP gross margin in either period presented in this press release.

TO OUR PEOPLE, PARTNERS AND SHAREHOLDERS,

Revenues of $800 million and adjusted operating margin of 20.2% exceeded our guidance for the second quarter due to a $25 million revenue benefit from faster than expected deliveries and a shift of approximately $40 million of advertising costs from Q2 to Q3 reflecting the later mailing of our RH Interiors Sourcebook.

We are raising the low end of our revenue guidance for the year, and now expect revenue in the range of $3.04 billion to $3.1 billion versus our prior outlook of $3.0 to $3.1 billion, and are maintaining our outlook for adjusted operating margin of 14.5% to 15.5%.

We continue to expect the luxury housing market and broader economy to remain challenging throughout fiscal 2023 and into next year as mortgage rates continue to trend at 20-year highs and the current outlook is for rates to remain unchanged until the second quarter of 2024.

The Company repurchased 3.7 million shares in the second quarter at an average price of $325.65, representing approximately 17% of the total shares outstanding at the beginning of the second quarter.

PRODUCT ELEVATION

We recently mailed our new 604-page RH Interiors Sourcebook, and while it’s too early to read the response with only 40% of the mailing in-home this week, the early indications do look promising. We continue to expect our business trends to inflect in the second half of this year with the mailing of our RH Contemporary Sourcebook in late October and our RH Modern Sourcebook in early January, as well as the refresh of our Galleries over the next several quarters. We believe our inflection point will peak in the first half of 2024 as our new collections fully ramp and we begin another cycle of Sourcebook mailings, completely transforming and refreshing the assortment across the entire brand over a 12-month period.

1	SECOND QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

We believe the new collections reflect a level of design and quality inaccessible in our current market and a value proposition that will be disruptive across multiple markets, positioning RH to gain market share throughout fiscal 2024. While a product transformation of this magnitude will be margin dilutive in the short term as we cycle out of waning collections, we believe it will once again become margin accretive as selling rates stabilize and allow for supply chain and sourcing efficiencies.

PLATFORM EXPANSION

Our plan to expand the RH brand globally, address new markets locally, and transform our North American Galleries represents a multi-billion dollar opportunity.

This summer we introduced RH to the United Kingdom in a dramatic and unforgettable fashion with the opening of RH England, The Gallery at the Historic Aynho Park, a 17th-century, 73-acre estate that is a celebration of History, Design, Food and Wine. We had a spectacular turnout for our opening event in early June and the national and global press coverage the brand received was multiple times greater than any Gallery we’ve ever opened. Due to RH England’s countryside location, we expect the majority of the revenues to be driven by our Interior Design and Trade businesses, which are dependent on building books of business with high value repeat clients like Interior Design Firms and Hospitality projects. The quote books are building and we will soon mail our first Sourcebook in the United Kingdom. While pleased with the early response, there is still much to learn about the seasonality of the business in the English countryside, especially in the winter season. We will know more once we start mailing Sourcebooks and experience a couple of seasons.

Our global expansion also includes openings in Düsseldorf and Munich later this year, with Paris, Brussels and Madrid for 2024, and London, Milan and Sydney for 2025.

Regarding our North American transformation, we continue to plan opening RH Indianapolis and RH Cleveland in the second half of this year, while RH Palo Alto and RH Montecito will now open in early 2024. Additionally, we have 12 North American Galleries in the development pipeline scheduled to open over the next several years.

We also believe there is an opportunity to address new markets locally by opening Design Studios in neighborhoods, towns and small cities where the wealthy and affluent live, visit and vacation. We have several existing locations that have validated this strategy in East Hampton, Yountville, Los Gatos, Pasadena and our former San Francisco Gallery in the Design District, where we have generated annual revenues in the range of $5 to $20 million in 2,000 to 5,000 square feet. We have just secured our first new location for a Design Studio in Palm Desert, which should open in the first half of 2024.

We have identified over 40 locations that are incremental to our previous plans in North America and believe the results of these Design Studios will provide data that could lead to opening larger Galleries in those markets.

OUTLOOK

As mentioned, we are raising the low end of our revenue guidance for the year to a range of $3.04 billion to $3.1 billion and maintaining our outlook for adjusted operating margin in the range of 14.5% to 15.5%. We estimate the 53rd week will result in revenues of approximately $60 million.

For the third quarter of fiscal 2023, we are forecasting revenues of $740 to $760 million, and adjusted operating margin in the range of 8.0% to 10.0%.

We expect to have increased advertising costs of approximately $50 million versus Q2 2023, reflecting the shifting of the RH Interiors Sourcebook from Q2 to Q3, the mailing of our RH Contemporary Sourcebook and the mailing of our first Sourcebook into the United Kingdom.

For the fourth quarter of fiscal 2023, we are forecasting revenues of $760 to $800 million, and adjusted operating margin in the range of 14.4% to 16.6% with incremental advertising costs of $5 million versus the fourth quarter of last year.

2	SECOND QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RH BUSINESS VISION & ECOSYSTEM − THE LONG VIEW

We believe, “There are those with taste and no scale, and those with scale and no taste,” and the idea of scaling taste is large and far reaching.

Our goal to position RH as the arbiter of taste for the home has proven to be both disruptive and lucrative, as we continue our quest to build the most admired brand in the world.

Our brand attracts the leading designers, artisans and manufacturers, scaling and rendering their work more valuable across our integrated platform, enabling RH to curate the most compelling collection of luxury home products on the planet.

Our efforts to elevate and expand our collection will continue with the introductions of RH Couture, RH Bespoke, RH Color, RH Antiques & Artifacts, RH Atelier and other new collections scheduled to launch over the next decade.

Our plan to open immersive Design Galleries in every major market will unlock the value of our vast assortment, generating revenues of $5 to $6 billion in North America, and $20 to $25 billion globally.

Our strategy is to move the brand beyond curating and selling product to conceptualizing and selling spaces, by building an ecosystem of Products, Places, Services and Spaces that establishes the RH brand as a global thought leader, taste and place maker.

Our products are elevated and rendered more valuable by our architecturally inspiring Galleries, which are further elevated and rendered more valuable by our interior design services and seamlessly integrated hospitality experience.

Our hospitality efforts will continue to elevate the RH brand as we extend beyond the four walls of our Galleries into RH Guesthouses, where our goal is to create a new market for travelers seeking privacy and luxury in the $200 billion North American hotel industry. Additionally, we are creating bespoke experiences like RH Yountville, an integration of Food, Wine, Art & Design in the Napa Valley, RH1 and RH2, our private jets, and RH3, our luxury yacht that is available for charter in the Caribbean and Mediterranean where the wealthy and affluent visit and vacation. These immersive experiences expose new and existing customers to our evolving authority in architecture, interior design and landscape architecture.

This leads to our long-term strategy of building the world’s first consumer-facing architecture, interior design and landscape architecture services platform inside our Galleries, elevating the RH brand and amplifying our core business by adding new revenue streams while disrupting and redefining multiple industries.

Our strategy comes full circle as we begin to conceptualize and sell spaces, moving beyond the $170 billion home furnishings market into the $1.7 trillion North American housing market with the launch of RH Residences − fully furnished luxury homes, condominiums and apartments with integrated services that deliver taste and time value to discerning time-starved consumers.

The entirety of our strategy comes to life digitally with The World of RH, an online portal where customers can explore and be inspired by the depth and dimension of our brand.

Our authority as an arbiter of taste will be further amplified when we introduce RH Media, a content platform that will celebrate the most innovative and influential leaders who are shaping the world of architecture and design.

Our plan to expand the RH ecosystem globally multiplies the market opportunity to $7 to $10 trillion, one of the largest and most valuable addressed by any brand in the world today. A one percent share of the global market represents a $70 to $100 billion opportunity.

Our ecosystem of Products, Places, Services and Spaces inspires customers to dream, design, dine, travel and live in a world thoughtfully curated by RH, creating an emotional connection unlike any other brand in the world.

Taste can be elusive, and we believe no one is better positioned than RH to create an ecosystem that makes taste inclusive and, by doing so, elevating and rendering our way of life more valuable.

3	SECOND QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

THE END OF COVID CONFUSION, THE BEGINNING OF THE NEXT EVOLUTION

We’ve spent far too much time over the past four years debating if this was going to be the Decade of Home or the Death of Retail? If inflation was transitory or if fiscal tightening was mandatory? Home sales and prices shooting up like a rocket, and now falling to earth like a rock. For the first time in my career retailers were comparing their growth rates to any one of the past four years in any given month of any given year. The fact is we’re directionally in the same spot we were four years ago, worrying about a financial recession and the polls saying we might have a Presidential regression.

If there was ever a time the world needed a compass, this might be it. For the people of Team RH our compass is our vision, values, beliefs and culture. Those things that drive us and unite us. Those things we live for, would fight for and die for. After several years of being apart due to COVID, we finally returned to The Palace of Fine Arts Theater in San Francisco for what used to be our annual Leadership Conference and we talked about those things. For the first time in the past four years everything came into focus, clear replaced fear and connections were personal not virtual. It felt different because it was different. There is a different level of accountability when someone is standing in front of you, looking straight into your eyes and making a suggestion or a request versus looking blankly into a screen, not knowing if those on the other end have you on mute, or just aren’t very interested.

It’s time to break the bad habits of COVID. It’s time to get off the screens, get out of our home office and reconnect in our team office, or as we did at the Palace. It just felt different, because it was different, and I’m sure it’s going to lead to an outcome that’s different. Yet it also felt familiar, like finding our way back home. Back with our people, where none of us are smarter than all of us. Getting all the brains in the game and the egos out of the room. Listening and learning, discussing and debating, elevating and aligning.

It felt like the beginning of our next evolution, and it felt like we were beginners again.

Never underestimate the power of a few good people who don’t know what can’t be done.

Especially these people.

Onward Team RH.

Carpe Diem,

Gary Friedman

Chairman & Chief Executive Officer

4	SECOND QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

NON-GAAP FINANCIAL MEASURES

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), we use the following non-GAAP financial measures: adjusted net revenues, adjusted operating income, adjusted net income, adjusted diluted net income per share, free cash flow, adjusted free cash flow, adjusted operating margin, adjusted gross margin, adjusted gross profit, adjusted selling, general and administrative expenses, adjusted selling, general and administrative expenses margin, adjusted capital expenditures, EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, trailing twelve months EBITDA and trailing twelve months adjusted EBITDA (collectively, “non-GAAP financial measures”). We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and to adjust for the impact of income tax items related to such adjustments to our GAAP financial statements. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. We believe that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by senior leadership in its financial and operational decision making. The non-GAAP financial measures we use in this release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies. For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP financial measures tables in this release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

5	SECOND QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the federal securities laws, including without limitation, statements regarding our outlook for fiscal 2023 and the third quarter of 2023, including with respect to net revenues and adjusted operating margin; our expectations regarding the luxury housing market and broader economy; our expectation that our business trends will inflect in the second half of fiscal year 2023 with the mailing of our RH Contemporary Sourcebook in late October and our RH Sourcebook in early January, as well as the refresh of our Galleries over the next several quarters, which we believe will peak in the first half of 2024 as our collections fully ramp up and we begin another cycle of Sourcebook mailings; our belief that our new collections reflect a level of design and quality inaccessible in our current market, with a value proposition that will be disruptive across multiple markets with the expectation that this will position us to gain market share throughout fiscal 2024; our belief that our product transformation will be margin accretive as selling rates stabilize over time, allowing for additional supply chain and sourcing efficiencies; our forecasts with respect to markdowns and inventory; our plans and expectations regarding new products, including new furniture and upholstery collections and Sourcebook designs, RH Couture, RH Bespoke, RH Color, RH Antiques & Artifacts, and RH Atelier; our plans and expectations regarding global expansion of the RH brand, including regarding the opening of RH England and openings in Brussels, Dusseldorf, Munich and Madrid as well as an Interior Design Studio in London followed by openings in Paris, London, Milan and Sydney in 2024 and 2025; our belief that our plan to expand the RH brand globally represents a multi-billion dollar opportunity; our specific plans, beliefs and expectations regarding new location openings, such as RH England; our plans and expectations regarding our North American transformation, including a new Gallery Design in Palo Alto and Cleveland, and the opening of RH Indianapolis, RH Montecito, and 12 other North American Galleries in the development pipeline; our expectation that the majority of revenues for RH England will be driven by our Interior Design and Trade businesses given its location in the English countryside well outside of London; our beliefs regarding opportunities to address new markets locally, including our first location in Palm Desert, which is expected to open in the first half of 2024, and existing locations validating this strategy and locations we have identified for Design Studios; our belief that Design Studios will provide data that could lead to the opening of larger Galleries in some of those markets; our plans and expectations regarding the opening of Design Galleries, which we believe should unlock the full potential of our vast assortment, generating revenues of $5 to $6 billion in North America, and $20 to $25 billion globally; our anticipated focus on turning inventory into cash and continuing to optimize costs; our goal to position RH as the arbiter of taste for the home; our beliefs with respect to the RH brand and our products; our strategy to move the brand beyond curating and selling product to conceptualizing and selling spaces by building an ecosystem of Products, Places, Services and Spaces that establishes the RH brand as a global thought leader, taste and place maker; our beliefs regarding the impact of our Galleries, interior design services, and hospitality experiences on our products; our plans and expectations regarding our hospitality efforts, including RH Guesthouses, RH Yountville, RH1 and RH2, our private jets, and RH3, our luxury yacht; our goal to create a new market for travelers seeking privacy and luxury in the $200 billion North American hotel industry; our long-term strategy of building the world’s first consumer-facing architecture, interior design and landscape architecture services platform inside our Galleries; our plans and expectations regarding the launch of RH Residences; the entirety of our strategy coming to life digitally with The World of RH; our plans and expectations regarding the introduction of RH Media; our belief that our global expansion plans multiplies the market opportunity to $7 to $10 trillion; our beliefs regarding current economic conditions; statements regarding COVID-19; our belief that no one is better positioned than RH to create an ecosystem that makes taste inclusive, and by doing so, elevating and rendering our way of life more valuable; and any statements or assumptions underlying any of the foregoing.

You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “short-term,” “non-recurring,” “one-time,” “unusual,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements are subject to risk and uncertainties that may cause actual results to differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors and it is impossible for us to anticipate all factors that could affect our actual results. Matters that we identify as “short term,” “non-recurring,” “unusual,” “one-time,” or other words and terms of similar meaning may, in fact, not be short term and may recur in one or more future financial reporting periods. We cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect, or that future developments affecting us will be those that we have anticipated. All discussions of new developments are subject to inherent uncertainty as to timing and the manner in which a new development may ultimately be launched including that certain new concepts may be canceled prior to introduction. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, risks related to our dependence on key personnel and any changes in key personnel; successful implementation of our growth strategy; uncertainties in the current and long-term performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the impact on consumer confidence and spending; changes in customer demand for our products; decisions concerning the allocation of capital including the extent to which we repurchase additional shares of our common stock which will affect shares outstanding and EPS; factors affecting our outstanding indebtedness; our ability to anticipate consumer preferences and buying trends, and maintain our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking including international expansion, our real estate and Gallery development strategy and our expansion into new business areas such as hospitality; strikes and work stoppages

6	SECOND QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; risks related to our sourcing and supply chain including our dependence on imported products produced by foreign manufacturers and risks related to importation of such products; risks related to the operations of our vendors, risks related to tariffs; risks related to the impact of COVID on our business; and those other risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s Annual Report on Form 10-K most recently filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. You should not place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release speaks only as of the date on which we make it. RH expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such forward-looking statements to reflect any change in its expectations with regard thereto, whether as a result of new information or any changes in the events, conditions or circumstances on which any such forward-looking statement is based except as required by law. All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements, as well as other cautionary statements. You should evaluate all forward-looking statements made in this release in the context of these risks and uncertainties.

7	SECOND QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RETAIL METRICS

(Unaudited)

We operated the following number of locations:

	JULY 29, 2023	JULY 30, 2022
RH
Design Galleries(1)	28	28
Legacy Galleries	36	35
Modern Gallery	1	1
Baby & Child and TEEN Galleries	3	3
Total Galleries	68	67
Outlets(2)	40	39
Guesthouse(1)	1	—
Waterworks Showrooms	14	14
(1)	We have an integrated RH Hospitality experience in fifteen and fourteen of our Design Galleries as of July 29, 2023 and July 30, 2022, respectively. We also have RH Hospitality in one RH Guesthouse as of July 29, 2023.
(2)	Net revenues for outlet stores were $59 million and $69 million for the three months ended July 29, 2023 and July 30, 2022, respectively. Net revenues for outlet stores were $116 million and $139 million for the six months ended July 29, 2023 and July 30, 2022, respectively.

The following tables present RH Gallery and Waterworks Showrooms metrics, and exclude Outlets:

	THREE MONTHS ENDED
	JULY 29, 2023		JULY 30, 2022
	COUNT	TOTAL LEASED SELLING SQUARE FOOTAGE	COUNT	TOTAL LEASED SELLING SQUARE FOOTAGE
		(in thousands)		(in thousands)
Beginning of period	81	1,279	81	1,254
RH Design Galleries:
England Design Gallery	1	35.1	—	—
San Francisco Design Gallery	—	—	1	42.1
RH Legacy Galleries:
San Francisco legacy Gallery	—	—	(1)	(4.8)
Detroit legacy Gallery (relocation)	—	1.5	—	—
End of period	82	1,315	81	1,291
Weighted-average leased selling square footage		1,299		1,286
% growth vs. same quarter last year		1%		9%

See the Company’s most recent Annual Report on Form 10-K for square footage definitions.

Total leased square footage as of July 29, 2023 and July 30, 2022 was approximately 1,791,000 and 1,737,000, respectively.

Weighted-average leased square footage for the three months ended July 29, 2023 and July 30, 2022 was approximately 1,765,000 and 1,728,000, respectively.

In addition, we operated one RH Guesthouse with leased square footage of approximately 25,000 square feet as of July 29, 2023.

T-1	SECOND QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

ESTIMATED DILUTED SHARES OUTSTANDING

(Shares outstanding in millions)

	ILLUSTRATIVE AVERAGE STOCK PRICES

	Q3 2023
Average stock price	$350	$400	$450	$500	$550
Estimated adjusted diluted shares outstanding(1)	20.15	20.27	20.45	20.62	20.76

	FISCAL 2023
Implied average stock price(2)	$318	$343	$368	$393	$418
Estimated adjusted diluted shares outstanding(1)	21.61	21.66	21.76	21.84	21.91
(1)	The Q3 2023 estimated adjusted diluted shares outstanding include 0.078 million, 0.093 million, 0.105 million, 0.114 million and 0.122 million incremental shares at $350, $400, $450, $500 and $550 average share prices, respectively, due to dilution from the remaining 2024 Notes (as defined below) outstanding. The fiscal 2023 estimated adjusted diluted shares outstanding include 0.066 million, 0.073 million, 0.079 million, 0.084 million and 0.087 million incremental shares at $318, $343, $368, $393 and $418 average share prices, respectively, due to dilution from the remaining 2024 Notes outstanding.
(2)	The implied fiscal 2023 average stock price is calculated by averaging (1) the actual average share price of $273.15 for the three months ended April 29, 2023, (2) the actual average share price of $298.93 for the three months ended July 29, 2023 and (3) an estimated average stock price for the remainder of fiscal 2023, as noted above.

Note: The table above is intended to demonstrate the estimated impact stock prices could have on our adjusted diluted shares outstanding due to 1) additional in-the-money options, 2) the higher cost of acquired shares under the treasury stock method and 3) dilution resulting from the remaining 2024 Notes. The table above includes the impact of the repurchase of 3,698,887 shares of our common stock during the three months ended July 29, 2023 under our Share Repurchase Program; however, it does not include the potential impact of future repurchases under such plan.

For purposes of estimated adjusted diluted shares, we include the incurrence of dilution above the conversion price of the $350 million aggregate principal amount of convertible senior notes that were issued in September 2019 (the “2024 Notes”) of $211.40.

The calculation also includes assumptions around the timing and number of options exercises. Actual diluted shares outstanding may differ if actual exercises differ from estimates. The stock option awards outstanding for RH’s Chairman and CEO are included in all of the estimated adjusted diluted shares outstanding scenarios above based on the exercise prices of $50.00 and $385.30 for the May 2017 and October 2020 grants, respectively.

T-2	SECOND QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	THREE MONTHS ENDED				SIX MONTHS ENDED
	JULY 29,	% OF NET	JULY 30,	% OF NET	JULY 29,	% OF NET	JULY 30,	% OF NET
	2023	REVENUES	2022	REVENUES	2023	REVENUES	2022	REVENUES

	(dollars in thousands, except per share amounts)
Net revenues	$800,479	100.0%	$991,620	100.0%	$1,539,641	100.0%	$1,948,912	100.0%
Cost of goods sold	420,406	52.5	468,402	47.2	812,023	52.7	927,111	47.6
Gross profit	380,073	47.5	523,218	52.8	727,618	47.3	1,021,801	52.4
Selling, general and administrative expenses	228,733	28.6	288,804	29.2	477,038	31.0	582,099	29.8
Income from operations	151,340	18.9	234,414	23.6	250,580	16.3	439,702	22.6
Other expenses
Interest expense—net	44,422	5.5	26,264	2.6	84,238	5.5	47,119	2.5
Loss on extinguishment of debt	—	—	23,462	2.4	—	—	169,578	8.7
Other (income) expense—net	(186)	—	3,195	0.3	(839)	(0.1)	2,852	0.1
Total other expenses	44,236	5.5	52,921	5.3	83,399	5.4	219,549	11.3
Income before income taxes and equity method investments	107,104	13.4	181,493	18.3	167,181	10.9	220,153	11.3
Income tax expense (benefit)	27,245	3.4	56,397	5.7	43,830	2.9	(107,029)	(5.5)
Income before equity method investments	79,859	10.0	125,096	12.6	123,351	8.0	327,182	16.8
Share of equity method investments loss	3,382	0.4	2,821	0.3	4,984	0.3	4,196	0.2
Net income	$76,477	9.6%	$122,275	12.3%	$118,367	7.7%	$322,986	16.6%
Weighted-average shares used in computing basic net income per share	20,960,329		24,475,373		21,503,090		23,541,955
Basic net income per share	$3.65		$5.00		$5.50		$13.72
Weighted-average shares used in computing diluted net income per share	22,727,560		26,934,914		23,242,585		27,371,500
Diluted net income per share	$3.36		$4.54		$5.09		$11.80

T-3	SECOND QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	JULY 29,	JANUARY 28,
	2023	2023

	(in thousands)
ASSETS
Cash, cash equivalents and restricted cash	$420,585	$1,511,763
Merchandise inventories	737,663	801,841
Other current assets	198,278	199,060
Total current assets	1,356,526	2,512,664
Property and equipment—net	1,655,326	1,635,984
Operating lease right-of-use assets	532,090	527,246
Goodwill and intangible assets	216,525	215,681
Equity method investments	130,211	101,468
Deferred tax assets and other non-current assets	322,153	316,246
Total assets	$4,212,831	$5,309,289
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities
Accounts payable and accrued expenses	$357,479	$374,949
Deferred revenue and customer deposits	331,031	325,754
Convertible senior notes due 2023	—	1,696
Other current liabilities	184,156	183,574
Total current liabilities	872,666	885,973
Asset based credit facility	—	—
Term loan B—net	1,928,180	1,936,529
Term loan B-2—net	468,934	469,245
Real estate loans	17,902	17,909
Convertible senior notes due 2024—net	41,779	41,724
Non-current operating lease liabilities	506,535	505,809
Non-current finance lease liabilities	646,900	653,050
Deferred tax liabilities and other non-current obligations	14,517	14,389
Total liabilities	4,497,413	4,524,628
Stockholders’ equity (deficit)	(284,582)	784,661
Total liabilities and stockholders’ equity (deficit)	$4,212,831	$5,309,289

T-4	SECOND QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	SIX MONTHS ENDED
	JULY 29,	JULY 30,
	2023	2022

	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$118,367	$322,986
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash operating lease cost and finance lease interest expense	56,138	52,152
Depreciation and amortization	55,906	51,728
Deferred income taxes	43,717	5,493
Stock-based compensation expense	18,718	23,538
Asset impairments	2,894	8,154
Loss on extinguishment of debt	—	169,578
Other non-cash items	9,438	6,380
Change in assets and liabilities:
Merchandise inventories	64,848	(124,958)
Prepaid expenses and other current assets	(24,680)	(153,471)
Landlord assets under construction—net of tenant allowances	(13,959)	(32,460)
Other changes in assets and liabilities	(83,032)	(136,604)
Net cash provided by operating activities	248,355	192,516
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(81,596)	(62,558)
Equity method investments	(33,727)	(1,520)
Net cash used in investing activities	(115,323)	(64,078)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayments under term loans	(12,500)	490,000
Repayment under convertible senior notes repurchase obligation	—	(395,372)
Debt issuance costs	—	(27,646)
Repayments of convertible senior notes	(1,696)	(13,048)
Proceeds from termination of convertible senior note hedges	—	231,796
Payments for termination of common stock warrants	—	(390,934)
Repurchases of common stock—inclusive of excise taxes paid	(1,208,290)	(254,731)
Proceeds from exercise of stock options	4,728	152,041
Other financing activities	(6,723)	(16,262)
Net cash used in financing activities	(1,224,481)	(224,156)
Effects of foreign currency exchange rate translation	271	(440)
Net decrease in cash and cash equivalents, restricted cash and restricted cash equivalents	(1,091,178)	(96,158)
Cash and cash equivalents, restricted cash and restricted cash equivalents
Beginning of period—cash and cash equivalents	1,508,101	2,177,889
Beginning of period—restricted cash	3,662	—
Beginning of period—restricted cash equivalents (acquisition related escrow deposits)	—	3,975
Beginning of period—cash and cash equivalents, restricted cash and restricted cash equivalents	$1,511,763	$2,181,864

End of period—cash and cash equivalents	417,047	2,085,081
End of period—restricted cash	3,538	—
End of period—restricted cash equivalents (acquisition related escrow deposits)	—	625
End of period—cash and cash equivalents, restricted cash and restricted cash equivalents	$420,585	$2,085,706

T-5	SECOND QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CALCULATION OF FREE CASH FLOW

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JULY 29,	JULY 30,	JULY 29,	JULY 30,
	2023	2022	2023	2022

	(in thousands)
Net cash provided by operating activities	$161,617	$56,567	$248,355	$192,516
Capital expenditures	(47,406)	(33,194)	(81,596)	(62,558)
Free cash flow(1)	$114,211	$23,373	$166,759	$129,958
(1)	Free cash flow is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define free cash flow as net cash provided by operating activities less capital expenditures. Free cash flow is included in this shareholder letter because we believe that this measure provides useful information to our senior leadership team and investors in understanding the strength of our liquidity and our ability to generate additional cash from our business operations. Free cash flow should not be considered in isolation or as an alternative to cash flows from operations calculated in accordance with GAAP, and should be considered alongside our other liquidity performance measures that are calculated in accordance with GAAP, such as net cash provided by operating activities and our other GAAP financial results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results for the purpose of analyzing changes in our underlying business from quarter to quarter. Our measure of free cash flow is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.

CALCULATION OF ADJUSTED CAPITAL EXPENDITURES

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JULY 29,	JULY 30,	JULY 29,	JULY 30,
	2023	2022	2023	2022

	(in thousands)
Capital expenditures	$47,406	$33,194	$81,596	$62,558
Landlord assets under construction—net of tenant allowances	4,376	20,312	13,959	32,460
Adjusted capital expenditures(1)(2)	$51,782	$53,506	$95,555	$95,018
(1)	Adjusted capital expenditures is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted capital expenditures as capital expenditures from investing activities and cash outflows of capital related to construction activities to design and build landlord-owned leased assets, net of tenant allowances received during the construction period. Adjusted capital expenditures is included in this shareholder letter because our senior leadership team believes that adjusted capital expenditures provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted capital expenditures is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.
(2)	Landlord tenant allowances received subsequent to lease commencement are reflected as a reduction to principal payments under finance leases within financing activities on the condensed consolidated statements of cash flows and are excluded from our calculation of adjusted capital expenditures. We received landlord tenant allowances subsequent to lease commencement of $2.4 million and $4.2 million for both the three and six months ended July 29, 2023 and July 30, 2022, respectively.

T-6	SECOND QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JULY 29,	JULY 30,	JULY 29,	JULY 30,
	2023	2022	2023	2022

	(in thousands)
GAAP net income	$76,477	$122,275	$118,367	$322,986
Adjustments (pre-tax):
Selling, general and administrative expenses:
Legal settlements(1)	8,000	—	8,000	—
Reorganization related costs(2)	—	—	7,621	—
Non-cash compensation(3)	2,024	4,321	5,555	10,179
Employer payroll taxes on option exercise(4)	—	—	—	11,717
Asset impairments(5)	—	2,231	—	8,154
Professional fees(6)	—	285	—	7,469
Compensation settlements(7)	—	3,483	—	3,483
Recall accrual(8)	—	—	—	560
Other expenses:
Loss on extinguishment of debt(9)	—	23,462	—	169,578
(Gain) loss on derivative instruments—net(10)	—	1,453	—	(1,724)
Subtotal adjusted items	10,024	35,235	21,176	209,416
Impact of income tax items(11)	(1,203)	3,732	(3,636)	(191,194)
Share of equity method investments loss(12)	3,382	2,821	4,984	4,196
Adjusted net income(13)	$88,680	$164,063	$140,891	$345,404
(1)	Represents certain legal settlements associated with class action litigation matters.
(2)	Represents severance costs and related payroll taxes associated with a reorganization.
(3)	Represents the amortization of the non-cash compensation charge related to an option grant made to Mr. Friedman in October 2020.
(4)	Represents employer payroll tax expense related to the option exercise by Mr. Friedman in the first quarter of fiscal 2022.
(5)	Represents asset impairments related to property and equipment of Galleries under construction. The three and six months ended July 30, 2022 includes lease impairment of $1.0 million due to the early exit of a leased facility.
(6)	Represents professional fees contingent upon the completion of certain transactions related to the 2023 Notes and 2024 Notes, including bond hedge terminations and warrant and convertible senior notes repurchase.
(7)	Represents compensation settlements related to the Rollover Units and Profit Interest Units in the Waterworks subsidiary.
(8)	Represents accruals associated with product recalls.
(9)	The adjustment for the three months ended July 30, 2022 represents a loss on extinguishment of debt related to the repurchase of $57 million of principal value of convertible senior notes, inclusive of the acceleration of amortization of debt issuance costs of $0.3 million. The adjustment for the six months ended July 30, 2022 represents a loss on extinguishment of debt related to the repurchase of $237 million of principal value of convertible senior notes, inclusive of the acceleration of amortization of debt issuance costs of $1.3 million.
(10)	Represents net (gain) loss on derivative instruments resulting from certain transactions related to the 2023 Notes and 2024 Notes, including bond hedge terminations and warrant and convertible senior notes repurchase.

T-7	SECOND QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

(11)	We exclude the GAAP tax provision and apply a non-GAAP tax provision based upon (i) adjusted pre-tax net income, (ii) the projected annual adjusted tax rate and (iii) the exclusion of material discrete tax items that are unusual or infrequent, such as tax benefits related to the option exercises by Mr. Friedman in fiscal 2022. The adjustments for both the three months ended July 29, 2023 and July 30, 2022 are based on an adjusted tax rate of 24.3%. The adjustments for the six months ended July 29, 2023 and July 30, 2022 are based on adjusted tax rates of 25.2% and 19.6%, respectively.
(12)	Represents our proportionate share of the loss of our equity method investments.
(13)	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net income is included in this shareholder letter because our senior leadership team believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted net income is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.

T-8	SECOND QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF DILUTED NET INCOME PER SHARE TO
ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JULY 29,	JULY 30,	JULY 29,	JULY 30,
	2023(1)	2022(1)	2023(1)	2022(2)
Diluted net income per share	$3.36	$4.54	$5.09	$11.80
Pro forma diluted net income per share(3)	$3.39	$4.56	$5.13	$11.92
Per share impact of adjustments (pre-tax)(4):
Legal settlements	0.35	—	0.35	—
Reorganization related costs	—	—	0.33	—
Non-cash compensation	0.09	0.16	0.24	0.38
Loss on extinguishment of debt	—	0.87	—	6.26
Employer payroll taxes on option exercise	—	—	—	0.43
Asset impairments	—	0.08	—	0.30
Professional fees	—	0.01	—	0.28
Compensation settlements	—	0.14	—	0.12
Recall accrual	—	—	—	0.02
(Gain) loss on derivative instruments—net	—	0.05	—	(0.06)
Subtotal adjusted items	0.44	1.31	0.92	7.73
Impact of income tax items(4)	(0.05)	0.14	(0.16)	(7.05)
Share of equity method investments loss(4)	0.15	0.11	0.21	0.15
Adjusted diluted net income per share(5)	$3.93	$6.12	$6.10	$12.75
(1)	For the three and six months ended July 29, 2023 and for the three months ended July 30, 2022, we incurred dilution for the principal of the convertible senior notes assuming the if-converted method. For non-GAAP purposes, our adjusted diluted shares outstanding calculation excludes the dilutive impact of the principal value of the convertible senior notes since we have the intent and ability to settle the principal value of such notes in cash.
(2)	For the six months ended July 30, 2022, for GAAP purposes, we incurred dilution for the principal of the convertible senior notes assuming the if-converted method. For non-GAAP purposes, our adjusted diluted shares outstanding calculation excludes (i) the dilutive impact of the principal value of the convertible senior notes since we have the intent and ability to settle the principal value of such notes in cash and (ii) the dilutive impact of the convertible senior notes between $193.65 and $309.84 for the 2023 Notes and between $211.40 and $338.24 for the 2024 Notes, based on the bond hedge contracts that were in place and would have delivered shares to offset dilution in these ranges through the termination date of such contracts in the first quarter of fiscal 2022. Our adjusted diluted shares outstanding calculation includes the dilutive impact of stock prices in excess of $309.84 for the 2023 Notes and $338.24 for the 2024 Notes through the termination dates of the related bond hedge contracts in the first quarter of fiscal 2022, as we would have had an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges.
(3)	Pro forma diluted net income per share for the three months ended July 29, 2023 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 22,584,169, which excludes dilution of 143,391 shares related to the 2023 Notes and 2024 Notes. Pro forma diluted net income per share for the six months ended July 29, 2023 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 23,091,083, which excludes dilution of 151,502 shares related to the 2023 Notes and 2024 Notes.

Pro forma diluted net income per share for the three months ended July 30, 2022 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 26,824,986, which excludes dilution of 109,928 shares related to the 2023 Notes and 2024 Notes. Pro forma diluted net income per share for the six months ended July 30, 2022 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 27,096,365, which excludes dilution of 275,135 shares related to the 2023 Notes and 2024 Notes.

(4)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.

T-9	SECOND QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

(5)	Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by our pro forma share count. Adjusted diluted net income per share is included in this shareholder letter because our senior leadership team believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted diluted net income per share is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.

T-10	SECOND QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO
ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JULY 29,	JULY 30,	JULY 29,	JULY 30,
	2023	2022	2023	2022

	(dollars in thousands)
Selling, general and administrative expenses	$228,733	$288,804	$477,038	$582,099
Legal settlements(1)	(8,000)	—	(8,000)	—
Reorganization related costs(1)	—	—	(7,621)	—
Non-cash compensation(1)	(2,024)	(4,321)	(5,555)	(10,179)
Employer payroll taxes on option exercise(1)	—	—	—	(11,717)
Asset impairments(1)	—	(2,231)	—	(8,154)
Professional fees(1)	—	(285)	—	(7,469)
Compensation settlements(1)	—	(3,483)	—	(3,483)
Recall accrual(1)	—	—	—	(560)
Adjusted selling, general and administrative expenses(2)	$218,709	$278,484	$455,862	$540,537
Net revenues	$800,479	$991,620	$1,539,641	$1,948,912
Selling, general and administrative expenses margin(3)	28.6%	29.2%	31.0%	29.8%
Adjusted selling, general and administrative expenses margin(3)	27.3%	28.1%	29.6%	27.7%
(1)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
(2)	Adjusted selling, general and administrative expenses is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted selling, general and administrative expenses as consolidated selling, general and administrative expenses, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted selling, general and administrative expenses is included in this shareholder letter because our senior leadership team believes that adjusted selling, general and administrative expenses provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted selling, general and administrative expenses is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.
(3)	We define selling, general and administrative expenses margin as selling, general and administrative expenses divided by net revenues. We define adjusted selling, general and administrative expenses margin as adjusted selling, general and administrative expenses divided by net revenues.

T-11	SECOND QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET INCOME TO OPERATING INCOME
AND ADJUSTED OPERATING INCOME

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JULY 29,	JULY 30,	JULY 29,	JULY 30,
	2023	2022	2023	2022

	(dollars in thousands)
Net income	$76,477	$122,275	$118,367	$322,986
Income tax expense (benefit)	27,245	56,397	43,830	(107,029)
Interest expense—net	44,422	26,264	84,238	47,119
Loss on extinguishment of debt	—	23,462	—	169,578
Share of equity method investments loss	3,382	2,821	4,984	4,196
Other (income) expense—net	(186)	3,195	(839)	2,852
Operating income	151,340	234,414	250,580	439,702
Legal settlements(1)	8,000	—	8,000	—
Reorganization related costs(1)	—	—	7,621	—
Non-cash compensation(1)	2,024	4,321	5,555	10,179
Employer payroll taxes on option exercise(1)	—	—	—	11,717
Asset impairments(1)	—	2,231	—	8,154
Professional fees(1)	—	285	—	7,469
Compensation settlements(1)	—	3,483	—	3,483
Recall accrual(1)	—	—	—	560
Adjusted operating income(2)	$161,364	$244,734	$271,756	$481,264
Net revenues	$800,479	$991,620	$1,539,641	$1,948,912
Operating margin(3)	18.9%	23.6%	16.3%	22.6%
Adjusted operating margin(3)	20.2%	24.7%	17.7%	24.7%
(1)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
(2)	Adjusted operating income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted operating income as consolidated operating income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted operating income is included in this shareholder letter because our senior leadership team believes that adjusted operating income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted operating income is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.
(3)	We define operating margin as operating income divided by net revenues. We define adjusted operating margin as adjusted operating income divided by net revenues. We are not able to provide a reconciliation of our adjusted operating margin financial guidance or other non-GAAP financial guidance to the corresponding GAAP measure without unreasonable effort because of the uncertainty and variability of the nature and amount of the non-recurring and other items that are excluded from such non-GAAP financial measures. Such adjustments in future periods are generally expected to be similar to the kinds of charges excluded from such non-GAAP financial measure in prior periods. The exclusion of these charges and costs in future periods could have a significant impact on our non-GAAP financial measures.

T-12	SECOND QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JULY 29,	JULY 30,	JULY 29,	JULY 30,
	2023	2022	2023	2022

	(dollars in thousands)
Net income	$76,477	$122,275	$118,367	$322,986
Depreciation and amortization	28,136	26,970	55,906	51,728
Interest expense—net	44,422	26,264	84,238	47,119
Income tax expense (benefit)	27,245	56,397	43,830	(107,029)
EBITDA(1)	176,280	231,906	302,341	314,804
Non-cash compensation(2)	8,538	10,736	18,718	23,538
Legal settlements(3)	8,000	—	8,000	—
Reorganization related costs(3)	—	—	7,621	—
Share of equity method investments loss(3)	3,382	2,821	4,984	4,196
Capitalized cloud computing amortization(4)	1,923	1,699	3,772	3,053
Other (income) expense—net(5)	(186)	3,195	(839)	2,852
Loss on extinguishment of debt(3)	—	23,462	—	169,578
Employer payroll taxes on option exercise(3)	—	—	—	11,717
Asset impairments(3)	—	2,231	—	8,154
Professional fees(3)	—	285	—	7,469
Compensation settlements(3)	—	3,483	—	3,483
Recall accrual(3)	—	—	—	560
Adjusted EBITDA(1)	$197,937	$279,818	$344,597	$549,404
Net revenues	$800,479	$991,620	$1,539,641	$1,948,912
EBITDA margin(6)	22.0%	23.4%	19.6%	16.2%
Adjusted EBITDA margin(6)	24.7%	28.2%	22.4%	28.2%
(1)	EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as consolidated net income before depreciation and amortization, interest expense—net and income tax expense (benefit). Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of non-cash compensation, as well as certain non-recurring and other items that we do not consider representative of our underlying operating performance. EBITDA and Adjusted EBITDA are included in this shareholder letter because our senior leadership team believes that these metrics provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions for other companies due to different methods of calculation.
(2)	Represents non-cash compensation related to equity awards granted to employees, including the non-cash compensation charge related to an option grant made to Mr. Friedman in October 2020.
(3)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
(4)	Represents amortization associated with capitalized cloud computing costs.

T-13	SECOND QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

(5)	The adjustment for the three and six months ended July 29, 2023 represents net gain due to favorable exchange rate changes affecting foreign currency denominated transactions, primarily between the U.S. dollar as compared to Pound Sterling and Euro, in addition to a net foreign exchange gain from the remeasurement of intercompany loans with our Switzerland and U.K. subsidiaries.

The adjustment for the three and six months ended July 30, 2022 include losses of $1.7 million and $4.6 million, respectively, due to unfavorable exchange rate changes affecting foreign currency denominated transactions, primarily between the U.S. dollar as compared to Pound Sterling and Euro, as well as foreign exchange losses from the remeasurement of an intercompany loan with a U.K. subsidiary. Additionally, the adjustments for the three and six months ended July 30, 2022 include a loss on derivative instruments of $1.5 million and a net gain on derivative instruments of $1.7 million, respectively, resulting from the completion of certain transactions related to the 2023 Notes and 2024 Notes, including bond hedge and warrant terminations and convertible senior notes repurchases.

(6)	We define EBITDA margin as EBITDA divided by net revenues. We define adjusted EBITDA margin as adjusted EBITDA divided by net revenues.

T-14	SECOND QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF TRAILING TWELVE MONTHS NET INCOME

TO TRAILING TWELVE MONTHS EBITDA AND

TRAILING TWELVE MONTHS ADJUSTED EBITDA

(Unaudited)

TRAILING TWELVE MONTHS
JULY 29, 2023
(in thousands)
Net income	$324,023
Depreciation and amortization	112,766
Interest expense—net	150,329
Income tax expense—net	59,501
EBITDA(1)	646,619
Non-cash compensation(2)	38,724
Asset impairments(3)	16,032
Reorganization related costs(4)	7,621
Capitalized cloud computing amortization(5)	7,285
Non-cash compensation for consolidated VIEs(6)	4,470
Legal settlements(7)	3,812
Share of equity method investments loss(8)	2,843
Employer payroll taxes on option exercise(9)	2,675
Other income—net(10)	(3,661)
Gain on sale of building and land(11)	(775)
Trailing twelve months adjusted EBITDA(1)	$725,645

(1)	Refer to footnote (1) within table titled “Reconciliation of Net Income to EBITDA and Adjusted EBITDA.”
(2)	Represents non-cash compensation related to equity awards granted to employees, including the non-cash compensation charge related to an option grant made to Mr. Friedman in October 2020.
(3)	Represents asset impairments related to property and equipment of Galleries under construction and inventory.
(4)	Represents severance costs and related payroll taxes associated with a reorganization.
(5)	Represents amortization associated with capitalized cloud computing costs.
(6)	Represents non-cash compensation attributed to the noncontrolling interest holder of our consolidated real estate joint ventures in fiscal 2022 based on the fair value of the noncontrolling interests upon the closing of such joint venture transactions.
(7)	Represents certain legal settlements associated with class action litigation matters, partially offset by a legal settlement associated with a lease arrangement.
(8)	Represents our proportionate share of the loss of our equity method investments.
(9)	Represents employer payroll tax expense related to the option exercise by Mr. Friedman in the fourth quarter of fiscal 2022.
(10)	Represents exchange rate changes affecting foreign currency denominated transactions and from the remeasurement of intercompany loans with Switzerland and U.K. subsidiaries.
(11)	Represents gain on sale of building and land.

T-15	SECOND QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CALCULATION OF TOTAL DEBT, TOTAL NET DEBT

AND RATIO OF TOTAL NET DEBT TO ADJUSTED EBITDA

(Unaudited)

	JULY 29,	INTEREST
	2023	RATE(1)
	(dollars in thousands)
Asset based credit facility	$—	6.67%
Term loan B(2)	1,965,000	7.69%
Term loan B-2(2)	496,250	8.45%
Convertible senior notes due 2024(2)	41,904	0.00%
Notes payable for share repurchases	315	4.14%
Total debt	$2,503,469
Cash and cash equivalents	(417,047)
Total net debt(3)	$2,086,422
Trailing twelve months adjusted EBITDA(4)	$725,645
Ratio of total net debt to trailing twelve months adjusted EBITDA(4)	2.9
(1)	The interest rates for the asset based credit facility and term loans and notes payable for share repurchases represent the weighted-average interest rates as of July 29, 2023.
(2)	Amounts exclude discounts upon original issuance and third-party offering and debt issuance costs.
(3)	Net debt excludes restricted cash of $3.5 million and non-recourse real estate loans of $18 million related to our consolidated variable interest entities from our joint venture activities. These real estate loans are secured by the assets of such entities and the associated creditors do not have recourse against RH’s general assets.
(4)	The ratio of total net debt to trailing twelve months adjusted EBITDA is calculated by dividing total net debt by trailing twelve months adjusted EBITDA. Refer to table titled “Reconciliation of Net Income to EBITDA and Adjusted EBITDA” and the related footnotes for definitions of EBITDA and adjusted EBITDA.

T-16	SECOND QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER